Exhibit 99.1

Contact:

Investor Relations

(949) 699-4804

THE WET SEAL, INC. ANNOUNCES SECOND QUARTER

FISCAL 2005 FINANCIAL RESULTS

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)— August 29, 2005 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) announced today a net loss from continuing operations of $11.7 million for the 13-week period ended July 30, 2005. Included in the net loss was a $16.1 million charge associated with its previously announced agreement with Michael Gold. The charge for Michael Gold included $2.1 million in cash compensation and $14.0 million in non-cash stock compensation. In addition, the current quarter net loss included $0.6 million in director and employee non-cash stock compensation charges and $0.9 million in non-cash interest charges. The current quarter net loss from continuing operations of $11.7 million compares to a net loss from continuing operations of $106.2 million for the same period last year. The prior year’s net loss for the 13-week period ended July 31, 2004 included a non-cash impairment charge of $40.4 million for certain long-lived assets and the establishment of a non-cash tax valuation allowance against the Company’s deferred tax assets of $38.9 million. The Company ceased recognizing tax benefits related to its operating losses beginning with its second quarter last year. Results for the 13-week period ended July 31, 2004 have been restated in connection with the Company’s previous review of lease accounting transactions.

Mr. Joel Waller, chief executive officer, commented, “Our accelerated sales growth and operating margin improvements have led to a significant improvement in operating results. Before non-cash compensation charges, we delivered operating income of $4.2 million. The additional funds from our previously announced May 2005 financing, the continued growth in same-store sales and improving operating margins have significantly improved our liquidity position.”

The Company previously announced, on May 3, 2005, the completion of its equity financing transaction which included the issuance of a new class of convertible preferred stock that was convertible into 8,200,000 shares of the Company’s Class A common stock and warrants to purchase 7,500,000 shares of Class A common stock for an aggregate purchase price of $24.6 million. In accordance with generally accepted accounting principles (GAAP), the Company was required to determine the relative fair values of the convertible preferred stock issued, warrants issued, and the related registration rights agreement. The Company was also required to determine the value to assign to the beneficial conversion feature associated with the convertible preferred stock. The Company assigned relative fair values of $8.5 million to the warrants, $14.7 million to the beneficial conversion feature and $0.1 million to the registration rights agreement, and reduced the carrying value of the convertible preferred stock by $23.3 million in the form of a discount. This discount was amortized in the form of a deemed non-cash preferred dividend for the 13-week period ended July 30, 2005, representing the entire fair value assigned to the beneficial conversion feature, the warrants and the registration rights agreement. The preferred stock discount was recognized as a deemed non-cash preferred dividend in its entirety since the convertible preferred stock is immediately convertible and had no stated redemption date.

As a result of the deemed non-cash preferred stock dividend, the Company had a net loss attributable to common stockholders of $35.0 million, or $0.87 per basic and fully diluted share. This compares to a net loss attributable to common stockholders of $106.3 million, or $3.31 per basic and fully diluted share, for the same period a year ago.

Net sales for the 13-weeks ended July 30, 2005 were $126.3 million, compared with net sales of $105.7 million for the same period last year, a 19.5 percent increase. Sales increased over the same period a year ago despite a significant reduction in store count, primarily related to the previously announced closure of 153 Wet Seal stores during its fiscal 2004 fourth quarter and fiscal 2005 first quarter. The sales increase was a result of a comparable store sales increase from continuing operations of 55.9 percent for the 13-week period ended July 30, 2005. Last year’s comparable store sales declined 10.9 percent for the same 13-week period.

During the 13-week period ended July 30, 2005, the Company re-opened 3 Wet Seal stores and closed 5 Wet Seal stores. At July 30, 2005, the Company operated 305 Wet Seal stores and 91 Arden B. stores.

Financial and Operating Summary for the 13-Week Period Ended July 30, 2005

Net sales for the 13-weeks ended July 30, 2005 were $126.3 million, compared with net sales of $105.7 million for the same period last year, a 19.5 percent increase. Although the Company closed 153 Wet Seal stores, sales increased over the prior year’s quarter due to the significant increase in comparable store sales. The growth in comparable store sales was driven by increased transaction counts in both the Wet Seal and Arden B. businesses.

Gross profit margin dollars increased $30.7 million over last year and, as a percentage of sales, increased 22.7 percentage points to 32.9%. A number of factors contributed to the improvement: 1) significantly lower markdown volume in the Wet Seal division, 2) the closing of low volume, unprofitable stores and 3) leverage benefits, primarily on occupancy costs, due to increased sales volume.

Selling, General and Administrative (SG&A) expenses were $52.1 million, or 41.3% of sales, and included the previously mentioned charges for Michael Gold. Excluding the charges for Michael Gold, SG&A expense was $36.0 million, or 28.5% of sales, a decrease of 710 basis points from the same period a year ago. Store level operating expenses decreased $2.9 million to $26.7 million, or 21.1% of sales compared to 28.0% for the same period a year ago. The decrease in store operating expenses from last year was centered in the Wet Seal division and primarily due to the closing of low volume Wet Seal stores, lower spending for advertising which included the discontinuance of its in-store fashion and entertainment network, Seal TV, and changes in its store staffing model. In addition, sales volume leverage on operating costs also contributed to the operating expense ratio improvement. General and administrative expenses, before the charge for Michael Gold, increased approximately $1.3 million over last year to $9.3 million. As a percent to sales, general and administrative expenses were 7.4%, or 20 basis points lower than a year ago. Though the Company realized approximately $0.4 million of lower spending for salary and wages, this was more than offset by increased employee stock compensation expense, incentive compensation due to operating performance improvements and legal costs associated with the Company’s class action litigation, formal SEC investigation and public filings with the Securities and Exchange Commission.

The Company has substantially completed its store closure effort and related lease terminations that were previously announced. As a result, the Company reduced its remaining store closure reserve by $0.5 million as of July 30, 2005. This reduction reflects the Company’s most recent estimate of future payments necessary to complete its lease terminations.

The Company incurred a non-cash asset impairment charge of $0.3 million on two operating stores for the 13-week period ended July 30, 2005. The charge was a result of management’s review of the historical and current operating performance of its stores and their related carrying values. This review indicated that it was unlikely the Company would recover or realize the carrying value of these particular assets. For the same period a year ago, the Company incurred an asset impairment charge of $40.4 million.

The Company had net interest expense of approximately $0.9 million for the 13-week period ended July 30, 2005 compared to $0.2 million for the same period a year ago. Interest expense was $1.4 million and increased significantly as a result of the placement of an $8.0 million term loan in September 2004, a $10.0 million bridge loan in November 2004, $56.0 million of convertible notes issued January 14, 2005 and amortization of financing costs associated with the debt placements. Interest expense, other than interest expense for the Company’s bridge loan of approximately $0.2 million and term loan and commitment fees on its senior revolver credit facility of approximately $0.3 million, was non-cash either in the form of capitalized interest, amortization of debt discount or deferred financing charges. The Company repaid the bridge loan facility and accrued interest on May 3, 2005 in conjunction with its previously announced sale of convertible preferred stock. Interest income was $0.5 million as a result of investing excess cash in overnight investments.

The Company has discontinued recognizing income tax benefits in its results of operations until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. The Company realized a tax charge of $0.4 million for its 13-week period ending July 30, 2005 as a result of writing off certain state tax receivables.

The Company’s cash position at July 30, 2005 was $65.1 million, a decline of $6.6 million from the cash position at January 31, 2005. The decline in the cash position was principally due to lease termination payments of $13.5 million, inventory buildup net of trade credit of $14.9 million and capital expenditures primarily for new store development and relocations of $4.0 million partially offset by changes in other working capital items and net proceeds from financing activities of $17.6 million. For the 13-week period ending July 30, 2005 the Company realized $2.7 million in cash flow from operations despite shorter credit terms during the 13-week quarter. Merchandise payables, as a percent of inventory, was 37.6% versus 56.8% at January 31, 2005. The decrease in the merchandise payable to inventory ratio was also due to shorter credit terms.

Fiscal 2005 Outlook

The Company is currently not providing any go forward estimates for operating results related to its fiscal 2005 third and fourth quarters, however the following should be noted:

•	Assuming the Company’s common stock price remains at or near current levels, the Company estimates that it would incur non-cash charges of approximately $12.0 million for the remainder of fiscal 2005 associated with stock grants to its board of directors, employees and Michael Gold. These amounts may vary significantly based on changes in the Company’s stock price, future grants and forfeitures.

•	The Company anticipates incurring net interest expense of approximately $1.5 million for each of the Company’s third and fourth quarters for its fiscal year ending January 31, 2006 assuming no conversions of the Company’s convertible debt occur. Approximately $2.4 million of projected interest expense will have no cash effect for the 26-week period ending January 31, 2006.

Reconciliation of Non-GAAP Financial Measure to Most Directly Comparable GAAP Financial Measure

Included above within this press release is a reference to operating income before non-cash compensation charges associated with (i) the Company’s contract with Michael Gold and (ii) other non-cash compensation charges, which is a non-GAAP financial measure. Following is a reconciliation of this non-GAAP financial measure to operating loss, the most directly comparable GAAP financial measure ($ in millions):

Operating income before certain non-cash charges	$4.2
Less:
Non-cash charges associated with Michael Gold contract	(14.0)
Other non-cash compensation charges	(0.6)

Operating loss	$(10.4)

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 396 stores in 46 states, the District of Columbia and Puerto Rico, including 305 Wet Seal stores and 91 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
		(As Restated)		(As Restated)
Net Sales	$126,284	$105,679	$230,108	$205,556
Gross Margin	41,521	10,820	74,074	25,057
S, G & A expense	52,114	37,573	86,298	76,647
Store closure costs	(500)	—	4,652	—
Asset impairment	289	40,389	289	40,389

Operating loss	(10,382)	(67,142)	(17,165)	(91,979)
Interest income (expense), net	(911)	(183)	(2,678)	62

Loss before income taxes	(11,293)	(67,325)	(19,843)	(91,917)
Provision for income taxes	410	38,914	410	30,127

Net loss from Continuing Operations	(11,703)	(106,239)	(20,253)	(122,044)
Net loss from Discontinued Operations	—	(55)	—	(4,222)

Net loss	(11,703)	(106,294)	(20,253)	(126,266)
Accretion of non-cash dividends on convertible preferred stock	(23,317)	—	(23,317)	—

Net loss attributable to common stockholders	$(35,020)	$(106,294)	$(43,570)	$(126,266)

Net loss per share, basic:
Continuing Operations	($0.87)	($3.31)	($1.13)	($3.92)
Discontinued Operations	$0.00	($0.00)	$0.00	($0.14)

Net loss	($0.87)	($3.31)	($1.13)	($4.06)

Net loss per share, diluted:
Continuing Operations	($0.87)	($3.31)	($1.13)	($3.92)
Discontinued Operations	$0.00	($0.00)	$0.00	($0.14)

Net loss	($0.87)	($3.31)	($1.13)	($4.06)

Weighted average shares outstanding, basic	40,364,750	32,120,915	38,635,146	31,119,461

Weighted average shares outstanding, diluted	40,364,750	32,120,915	38,635,146	31,119,461

THE WET SEAL, INC.

CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

(unaudited)

	July 30, 2005	January 29, 2005
ASSETS
Cash and cash equivalents	$65,125	$71,702
Income tax receivable	—	547
Merchandise inventory	36,671	18,372
Other current assets	5,410	6,896

Total current assets	107,206	97,517
Property and equipment, net	51,833	53,991
Deferred financing costs	4,378	4,836
Goodwill	5,984	5,984
Other assets	1,566	1,595

Total assets	$170,967	$163,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$13,787	$10,435
Accounts payable - other	7,822	9,941
Accrued liabilities	33,007	39,557
Bridge loan payable	—	10,577

Total current liabilities	54,616	70,510

Long-term debt	8,000	8,000
Secured convertible notes	12,696	11,811
Deferred rent	28,495	31,124
Other long-term liabilities	3,291	2,873

Total long-term liabilities	52,482	53,808

Convertible preferred stock	24,600	—

Total stockholders’ equity	39,269	39,605

Total liabilities and stockholders’ equity	$170,967	$163,923